I.

CODE OF ETHICS, PERSONAL TRADING, AND INSIDER TRADING

This Code of Ethics, Personal Trading, and Insider Trading Policies and Procedures Manual (or “Code”) has been adopted by Fusion Investment Group, LLC (“Fusion” or the “Firm”) in order to set forth applicable policies, guidelines and procedures that promote ethical practices and conduct by all of the Firm’s managers, officers and employees (collectively, these managers, officers and employees are referred to within this section as “Fusion Personnel”).  As a fiduciary, Fusion owes an undivided duty of loyalty to its clients, and thus demands the highest standards of ethical conduct and care by all Fusion Personnel.  It is Fusion’s policy that all Fusion Personnel conduct themselves so as to avoid not only actual conflicts of interest with Fusion’s clients, but also that they refrain from conduct which could give rise to the appearance of a conflict of interest that may compromise the trust our clients have placed in us.  Fusion requires that all Fusion Personnel observe the applicable standards of care set forth in this Code of Ethics and not seek to evade the Code’s provisions or the “spirit” of its requirements in any way, including indirect acts by family members or other associates.  The Firm realizes that no set of formal procedures can possibly cover every potential violation of law or infraction of ethical standards.  While every attempt has been made to have this policy touch on all the applicable legal requirements, your good judgment is nevertheless essential.  You should make appropriate inquiry when in doubt about any particular course of action.

All recipients of this Code of Ethics must read it carefully and retain a copy in their personal files for future reference.  Fusion Personnel will be provided copies of this policy annually (and will be provided with any amendments thereto at such time of amendment) and will be required to acknowledge acceptance of its terms in writing at such times.

A.

Professional Standards

All Fusion Personnel must act in an ethical and professional manner.  In view of the foregoing and applicable provisions of the Investment Advisers Act of 1940 (the “Advisers Act”), Fusion has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures relating to personal trading by Fusion Personnel.  In addition, this Code of Ethics is adopted pursuant to Rule 204A-1 of the Advisers Act.

1.

All Fusion Personnel must reflect the professional standards expected of persons in the investment advisory business.  These standards require all Fusion Personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties.

2.

All Fusion Personnel will comply with applicable federal securities laws.

3.

Fusion Personnel will place the interests of Fusion’s clients ahead of any personal interests, except as may otherwise be approved by or disclosed to clients.

4.

Fusion has adopted Insider Trader Policies which set parameters for the establishment, maintenance, and enforcement of policies and procedures to detect and prevent the misuse of material non-public information by Fusion Personnel.  The Insider Trading Policies are a part of this Code of Ethics (See Section VI. B. below).

5.

Fusion has adopted Personal Trading Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent Fusion Personnel from taking advantage of, or even appearing to take advantage of, their fiduciary relationship with our clients.  The Personal Trading Policies are a part of this Code of Ethics  (See Section VI. C. below).

6.

Fusion Personnel will not accept compensation for investment-related services from outside sources without the specific permission of the Chief Compliance Officer (“CCO”).

7.

When any Fusion Personnel face a conflict between their personal interest and the interests of clients, they will report the conflict to the CCO for instruction regarding how to proceed.

8.

The recommendations and actions of Fusion are confidential and private matters.  Accordingly, it is our policy to prohibit, prior to general public release, the transmission, distribution, or communication of any information regarding securities transactions of client accounts except to broker/dealers in the ordinary course of business.  In addition, no information obtained during the course of employment or association with Fusion regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with Fusion, without the prior written approval of the CCO.

9.

The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all Fusion Personnel.  Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics.

10.

All outside business activity of Fusion’s Personnel must be pre-approved by Fusion’s Chief Compliance Officer.

10.

All Fusion Personnel have a duty to promptly report to the CCO any contravention of the Code that comes to their attention and to cooperate in any investigation relating to possible breaches of the Code.  Any breach of this policy may result in disciplinary action.

B.

Insider Trading Policies

1.

Overview and Purpose

The purpose of the policies and procedures in this Section (the “Insider Trading Policies”) is to detect and prevent “insider trading” by any person associated with Fusion. The term “insider trading” is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

2.

General Policy

(a)

Prohibited Activities

All Fusion Personnel are prohibited from engaging in the following activities:

(i)

trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(ii)

communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

(b)

Reporting of Material, Non-Public Information

All Fusion Personnel who possess or believe that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the CCO.  The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

3.

Material Information, Non-Public Information, Insider Trading and Insiders

(a)

Material Information.  “Material information” generally includes:

(i)

any information that a reasonable investor would likely consider important in making his or her investment decision; or

(ii)

any information that is reasonably certain to have a substantial effect on the price of a issuer’s securities.

Examples of material information include the following:  dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

(b)

Non-Public Information.  Information is “non-public” until it has been effectively communicated to the market, and the market has had time to “absorb” the information.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters, The Wall Street Journal, or other publications of general circulation would be considered “public.”

(c)

Insider Trading.  While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

(d)

Insiders.  The concept of “insider” is quite broad, and includes all employees of a company.  In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of that company’s affairs and, as a result, has access to information solely for the company’s purposes.  Any person associated with Fusion may become a temporary insider for a company it advises or for which it performs other services.  Temporary insiders may also include the following:  a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.

4.

Penalties for Insider Trading

The legal consequences for trading on, or communicating, material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below, even if he/she does not personally benefit from the violation.  Penalties may include:

(a)

civil injunctions;

(b)

jail sentences;

(c)

revocation of applicable securities-related registrations and licenses;

(d)

fines for the person who committed the violation of up to three times the profit gained (or loss avoided), whether or not the person actually benefited; and

(e)

fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained (or loss avoided).

In addition, Fusion’s management will impose serious sanctions on any person who violates the Insider Trading Policies.  These sanctions may include suspension or dismissal of the person or persons involved.

C.

Personal Trading Policies

1.

General Principles

The pre-clearance procedures, trading restrictions, and reporting requirements in this Section (the “Personal Trading Policies”) have been approved by the management of Fusion.  Securities transactions by covered persons in covered accounts, as each of these terms is defined below, must be conducted in accordance with the Personal Trading Policies.  In the conduct of any and all personal securities transactions, all covered persons must act in accordance with the following general principles:

(a)

the interests of clients must be placed before personal interests at all times;

(b)

no covered person may take inappropriate advantage of his or her position; and

(c)

the Personal Trading Policies shall be followed in such a manner as to avoid any actual or potential conflict of interest, or any abuse of a covered person’s position of trust and responsibility.

2.

Definitions

(a)

Covered Persons

Fusion Personnel who have access to nonpublic information regarding clients’ purchase or sale of securities, are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic are “covered persons” under the Personal Trading Policies.

(b)

Covered Accounts

A “covered account” under the Personal Trading Policies is any account in which a covered person:

(i)

has a direct or indirect interest, including, without limitation, an account of a spouse, minor child, or immediate family member living with the covered person; or

(ii)

has direct or indirect control over purchase or sale of securities.

(c)

Additional Definitions

(i)

 “Initial Public Offering” (“IPO”) means any security which is being offered for the first time on a recognized stock exchange.

(ii)

“Security” includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership (or limited liability company) interests (or other similar interests), investment contracts, and all derivative instruments, such as options and warrants.

3.

Restrictions On Trading

(a)

Restricted Securities List

Covered accounts will generally be prohibited from trading any security on the “Restricted Securities List” maintained by the CCO absent pre-clearance from the CCO.  The CCO will place the following types of securities on the Restricted Securities List:

(i)

Securities of any company where a covered person has a special relationship with the company (such as being a director, officer, consultant, or significant shareholder) or where the covered person may receive material, non-public information regarding an issuer.  In such cases, it is incumbent upon the covered person to notify the CCO of the existence and nature of that relationship.